                                                                 EXHIBIT 10.11

                                                                        OREGON

                            DISTRIBUTION AGREEMENT

          THIS AGREEMENT is made between PORTLAND BREWING COMPANY, an Oregon corporation, whose address is 2730 NW 31st Avenue, Portland, Oregon 97210, and whose phone number is (503) 226-7623 (hereinafter referred to as "Supplier"), and COLUMBIA DISTRIBUTING COMPANY, an Oregon corporation, whose address is 6840
N. Cutter Circle, Portland, Oregon  97217, whose phone number is (503)289-9600,
and whose Oregon state license number is     R00191A    (hereinafter referred to
as "Distributor").

                                     RECITALS

     A. Supplier manufactures various malt beverages and sells the same, in Oregon, to licensed wholesalers who are assigned exclusive resale territories. Supplier is one such licensed wholesaler.

     B. Supplier and Distributor are parties to that certain Distribution Agreement dated August 14, 1984, as amended (the "1984 Agreement"), originally executed by Supplier and Portland Distributing Company; Distributor has been assigned the rights and duties of the wholesaler under the 1984 Agreement.

     C. The parties desire to replace the 1984 Agreement with the following provisions.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows.

          1. DISTRIBUTORSHIP. Supplier appoints Distributor as its exclusive distributor in the designated territory for, and Distributor agrees to exert its best efforts in distributing and selling in the designated territory, only the following designated brands of products of Supplier:

          Products:
          -  All existing brands of beer
          -  All new brands of beer
          -  All brand extensions
          -  All package types of the foregoing

          Supplier shall have the right, in its sole discretion, to discontinue the production at any time and without notice to Distributor of any or all of the aforesaid brands of products if it deems such discontinuance to be in its interests. Distributor shall have the exclusive right to distribute the foregoing products within the territory described in Section 2 except that, during any period of time that Distributor is prevented from doing so (such as by strike or other labor unrest), Supplier shall have the right to self-distribute such products or to use a third-party distributor, but only during the period in which Distributor is prevented from performing hereunder.

          2. TERRITORY. The territory covered by this Agreement, as to which Distributor shall have the exclusive distribution rights, is the following: The Oregon counties of Multnomah, Clackamas, Yamhill, Washington, Marion, Polk, Lane, Deschutes, Crook, Jackson, Josephine, and Jefferson, and the North Klamath County territory, which is described on attached Exhibit A.

          3. DUTIES OF DISTRIBUTOR. Distributor agrees to perform the following duties.

               (a) Distributor shall maintain the financial and competitive capability necessary to achieve efficient and effective distribution of Supplier's products.

               (b) Distributor shall maintain the quality and integrity of Supplier's products in the manner set forth by Supplier from time to time, including by rotating inventory appropriately.

               (c) Distributor shall use its best efforts to sell the products of Supplier at the highest volume of such products. Distributor shall merchandise such products in the premises of its retail customers. Distributor shall participate fully in the promotions, sales campaigns and other programs of Supplier. Distributor shall call upon accounts regularly. Supplier recognizes that Distributor also distributes competing products.

               (d) Distributor shall not sell any brand of malt beverage in Oregon produced by Supplier except in the territory described in this Agreement.

               (e) Distributor shall comply with all laws and legal requirements with respect to the products of Supplier and the distribution thereof, and shall indemnify Supplier for any loss (and shall reimburse such loss) resulting from any noncompliance.

               (f) Distributor shall provide reports of sales and other activities of the same type and frequency as are being provided at this time.

          4. TERMS OF SALE. Supplier shall not be liable to Distributor for any failure to fill orders in a timely fashion if such is occasioned by strike, war, insurrection, an act of God, weather, inability to secure raw material, governmental intervention, lack of capacity, or any circumstances whatsoever beyond Supplier's control. Supplier's price for all products delivered under each order will be Supplier's F.O.B. Portland price for the product effective at the time of Supplier's acceptance of said order. Supplier shall notify Distributor in writing at least thirty (30) days prior to the effective date of any price increase of any products covered by this Agreement. Payment in full for each order will be made no later than twenty (20) days after pick-up by Distributor or any carrier. Supplier may cease sales of product to Distributor at any time that Distributor is in violation of such payment terms and such violation has continued for ten or more days following written notice of such violation from Supplier to Distributor. Title to all products sold hereunder, and risk of loss, shall pass to Distributor from the time that said products are picked up by Distributor or any carrier, unless clearly specified otherwise by the Oregon Uniform Commercial Code. The foregoing shall not be deemed a waiver of any rights Supplier may have under ORS Chapter 72.

          5. TERM. The term of this Agreement shall be from the date hereof until this Agreement is terminated; however, this Agreement may be terminated only as follows:

               (a) Distributor may terminate this Agreement upon reasonable advance written notice, which will generally be at least thirty (30) days unless circumstances warrant a shorter notice period. During the pendency of anysuch notice period, Distributor shall continue to perform its duties hereunder.

               (b) Supplier may terminate, cancel, or fail to renew this Agreement, or refuse to continue under this Agreement, with good cause. A termination under this item (b) shall be accomplished by a written notice alerting Distributor of a failure to comply with this Agreement, the intention of Supplier to terminate this Agreement and the reasons for such termination, and the date the termination shall occur, which date shall be not less than ninety (90) days after Distributor's receipt of the notice. Distributor shall be allowed, in such notice, thirty (30) days in which to submit a plan of corrective action to comply with this Agreement, and an additional sixty (60) days to correct the noncompliance. It is mutually agreed and acknowledged that each provision set forth in this Agreement is both reasonable and of material significance to the business relationship between Supplier and Distributor.

               (c) Supplier shall have the right to terminate, cancel, fail to renew, or fail to continue under this Agreement for any the reasons set forth in this item (c), which action by Supplier shall be effective upon receipt by Distributor of written notice of such action. The grounds for such action under this item (c) are: (i) the state or federal license of Distributor has been revoked or suspended for a period of more than thirty-one (31) days; (ii) Distributor is insolvent within the definition of
     Section 101, Title 11, United States Code, or there has been liquidation, dissolution or assignment for the benefit of creditors of substantially all of the assets of the Distributor's business, or an order for relief under Chapter 7, Title 11, United States Code, has been entered with respect to the Distributor; (iii) Distributor, or any individual who holds or owns ten percent (10%) of the stock or value of Distributor, has been convicted of, or pleads guilty to, a felony; (iv) Distributor has committed a fraud in its dealings with Supplier or the Supplier's products;
     (v) Distributor makes a substantial misrepresentation to Supplier which Distributor knew to be false and which Supplier relied upon to its detriment; (vi) an assignment of Distributor's rights under this Agreement, or a change of a controlling ownership interest, other than that caused by the death or legal incapacity of Distributor, has been made without written notice as provided in this Agreement, and the Supplier has given written notice to Distributor of Supplier's intention to terminate on the grounds of transfer without notice unless the transfer is reversed within thirty (30) days from receipt of the notice; or (vii) an assignment of Distributor's rights is made despite timely and proper notice of disapproval.

          6.   [Intentionally Omitted]

          7. REPURCHASE UPON TERMINATION. In the event of a termination of this Agreement, Supplier (or its designee) shall repurchase from Distributor, at the laid-in cost to Distributor, the products of Supplier, including any taxes paid on such by Distributor, together with a reasonable charge by Distributor for handling the product then unsold by Distributor. Upon tender by Supplier of the repurchase amount, Distributor shall deliver any such inventory and a current list and schedule of customers. Distributor shall maintain its inventory in a condition that such will be saleable by Supplier or by Supplier's replacement distributor as fresh product within ten (10) days.

          8.   ADDITIONAL COMPENSATION.

               8.1 DEFINED. In the event Supplier terminates this Agreement, cancels this Agreement, or fails to renew this Agreement or to continue under this Agreement, in any case doing so other than for good cause, then Distributor shall be entitled to additional compensation from Supplier on account of such action, but only in the amount set forth in this Section 8; no such additional compensation shall be paid by reason of a termination, cancellation, or failure to renew or to continue pursuant to Section 5(b) or 5(c). In the event additional compensation is payable pursuant to this Section 8.1, such compensation shall consist of two elements, which are (a) compensation for the fair market value of any and all assets, including ancillary businesses of Distributor, used in distributing the products of Supplier (the "Distribution Assets"), and (b) compensation for the good will of the business. The total compensation to be paid by Supplier to Distributor, if any, shall be reduced by any net sum received by Distributor from the sale of Distribution Assets, as well as by whatever value such Distribution Assets may have to Distributor that is unrelated to Supplier's products.

               8.2 DETERMINATION. During the 30-day period immediately following the date upon which Supplier terminates this Agreement, cancels this Agreement, or fails to renew this Agreement or continue under this Agreement, the parties shall attempt to agree upon whether such action was for good cause. If the parties are unable to reach agreement on this issue within the 30 days allowed, then this issue shall be conclusively determined by binding arbitration conducted by a third party arbitrator. The arbitrator shall be appointed by agreement of the parties within 10 days after the expiration of the 30-day period; otherwise, the arbitrator shall be appointed by the presiding judge of the Circuit Court of Multnomah County upon request by either party. Each party shall pay its own fees and expenses related to the arbitration and one-half of the fee of the arbitrator; however, if the arbitrator determines that one party "prevailed" at the arbitration, then the other party shall pay the entire fee of the arbitrator. The decision of the arbitrator shall be rendered in writing and shall be delivered to both parties. Until the decision of the arbitrator has been rendered, this Agreement shall continue in full force and effect. If the arbitrator determines that the action by Supplier was without good cause, additional compensation shall be payable under this Section 8.

               8.3 ADDITIONAL COMPENSATION PAYMENT. In the event the parties agree that additional compensation is payable under this Section 8, or in the event the arbitrator determines, pursuant to Section 8.2, that additional compensation is payable (i.e., determines that the action of Supplier was without good cause), then additional compensation shall be calculated and paid. The parties shall first attempt to agree, for a period of 30 days, as to the amount of additional compensation to be paid. The 30-day period shall commence to run upon the date that the parties agree that additional compensation is payable, or upon the date that the arbitrator makes such determination and notice of the decision of the arbitration is sent to the parties. If the parties are unable to agree upon the amount of the additional compensation within such 30-day period, then the amount of such additional compensation shall be determined by further arbitration. The items to be agreed upon by the parties, or failing such agreement, to be determined by the arbitrator, are (a) the fair market value of any and all Distribution Assets, (b) the value of the "good will of the business", and
(c) the amount by which the foregoing items shall be reduced, which is equal to the net sum received by Distributor from the sale of Distribution Assets, as well as the value the Distribution Assets have to Distributor that is unrelated to Supplier's products. The value of the "good will of the business" shall be a sum equal to the fair market value of the exclusive right to distribute Supplier's products in the designated territory, as amended from time to time. Except as provided below, the value of the "good will of the business" shall be equal to 12 months of gross profit (sales minus cost of goods sold) of Distributor from the sale of the products of Supplier, with monthly sales being deemed to be the monthly mean average of sales by Distributor during the six calendar months immediately preceding the date upon which the termination, cancellation, failure to renew, or failure to continue occurs. However, if either party believes that 12 times such monthly gross profit amount is more than or less than the fair market value of the exclusive right to distribute Supplier's products in the designated territory, then the arbitrator shall determine the then-current industry standard for the sale of exclusive distribution rights for "premium micro" brands expressed as a number of months times gross profit, which determination shall be binding on the parties and shall be multiplied by Distributor's gross profit to determine the "good will of the business" value.

               If the parties are unable to agree upon the three compensation issues within the 30-day period allowed for such agreement, then the issues (or those which are not agreed, in writing, by the end of such 30-day period) shall be conclusively determined by binding arbitration conducted by a third party arbitrator to be appointed by agreement of the parties within 10 days after the expiration of such 30-day period, otherwise to be appointed by the presiding judge of the Circuit Court of Multnomah County. Each party shall pay its own fees and expenses related to the arbitration and one-half of the fee of the arbitrator; however, if the arbitrator determines that one party "prevailed" at the arbitration, then the other party shall pay the entire fee of the arbitrator.

               8.4 SOLE AMOUNT. The amounts payable pursuant to this Section 8 shall be the sole and exclusive amounts payable to Distributor for the goodwill of the business by reason of a termination, cancellation, or failure to renew or to continue by Supplier other than for good cause. Distributor agrees to take and to accept such amounts in lieu of any other amount for such goodwill. The parties have considered the difficulty of determining and proving with certainty the amount of any actual loss of such goodwill, and have agreed upon this liquidated damages formula as a fair estimate of any such damages.

          9. ASSIGNMENT. Subject to the provisions of ORS 474, if any are applicable, this Agreement will not be assigned by Distributor without the prior written consent of Supplier, which consent shall not be unreasonably withheld, but which may be issued subject to reasonable conditions. A transfer of all or substantially all of the assets of Distributor or of a controlling share in the business shall be deemed an assignment for purposes of the foregoing, but the parties shall honor the provisions of ORS 474 which relate to transfers of the business or any share in the business, such provisions being incorporated herein by reference. Distributor shall give reasonable prior notice of any proposed assignment, and shall supply information requested by Supplier to evaluate the proposed assignment.

          10. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Oregon. To the extent that any provision of this Agreement conflicts with any mandatory provision of ORS Chapter 474, as now in existence or from time-to-time in effect, the statutory mandate shall control.

          11. NOTICES. Notices to each party shall be sent to the address specified above, or to such other address as either such party shall hereafter specify in writing to the other. Notices shall be deemed given and received on the fifth day following deposit in the U.S. mail, or upon the date hand delivered to the address of the recipient.

          12. FILING. Supplier shall immediately file a copy of this Agreement and all amendments thereto with the Oregon Liquor control commission as required by ORS Chapter 474.

          13. INTERPRETATION. Should any provision hereof be deemed illegal or unenforceable as written, such provision shall be enforced to the fullest extent allowed by law, and the remaining provisions shall remain in full force and effect. This Agreement contains the entire agreement and understanding of Supplier and Distributor regarding the distribution of the products of Supplier by Distributor and supersedes the 1984 Agreement. This Agreement may be amended only by a written document signed by both parties. No waiver shall be established absent proof of a written document setting forth the waiver signed by the waiving party. The foregoing shall not limit the effect of Supplier's standard Terms and Conditions, as in effect from time to time, subject, however, to the provisions of Section 4 above.

          14. ATTORNEYS' FEES. In the event that litigation or arbitration is instituted to enforce or to interpret any provisions of this Agreement, the prevailing party in such litigation or arbitration shall be entitled to recover (except as otherwise provided herein), in addition to all other sums and relief, its reasonable costs and attorneys' fees incurred both at and in preparation for arbitration, trial and any appeal or review, and also any proceedings in bankruptcy court, such amounts to be set by the arbitrator(s) or court(s) before which the matter is heard.

          15.  TRADEMARKS.    All names, designations and designs by which
Supplier's products are known or identified are herein referred to as "Trademarks." Distributor is granted a limited license to use the Trademarks applicable to the products sold hereunder solely for the purpose of marketing such products, subject to the following limitations: (a) this license is non-transferable and terminates automatically upon termination of this Agreement;
(b) Distributor may not sublicense others; (c) the Trademarks shall be used only as pre-approved by Supplier, in writing; (d) no Trademark shall be used in combination with any name, mark, slogan or other designation of Distributor or any third party; and (e) the Trademarks shall be used in the company of the appropriate designation symbol and shall be attributed to Supplier. Distributor acknowledges that the public associates the Trademarks with Supplier's goods. Distributor shall have no rights regarding the Trademarks except the license hereby granted, and waives any claim against Supplier's rights in the Trademarks.

          16.  EFFECTIVE DATE.     This Agreement shall be effective on the 8TH
day of APRIL, 1996.

                                         DISTRIBUTOR:
                                         COLUMBIA DISTRIBUTING COMPANY, a
                                         corporation

                                         By:       /s/
                                         ----------------------------------
                                         Its:      Chief Financial Officer
                                         Date:     4/8/96

                                         SUPPLIER:
                                         PORTLAND BREWING COMPANY, an Oregon
                                         Corporation

                                         By:       /s/ C.A. Adams
                                         ----------------------------------
                                         Its:      President
                                         Date:     4/8/96


                               DISTRIBUTION AGREEMENT
                                   EXHIBIT A

NORTH KLAMATH COUNTY
The territory generally defined as the area running south from La Pine to Diamond Lake Junction, and then west to Willamette Ski Pass. The territory will include licensed establishments to the east and south of this line if they adjoin the roadways defining this area and/or are within the cities surrounding these roadways.